Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213913 on Form S-8 and Registration Statement No. 333-220762 on Form S-3 filed by LSC Communications, Inc. of our report dated March 2, 2020 relating to (1) the consolidated financial statements of LSC Communications, Inc. and subsidiaries (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of LSC Communications, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 2, 2020